Exhibit 5.1
                             November 14, 2000

SMTEK International, Inc.
2151 Anchor Court
Thousand Oaks, California  91320

  Re: Registration Statement on Form S-8 Pursuant to General Instruction E for an Aggregate 150,000 Shares of Common Stock under the SMTEK International, Inc. Amended and Restated 1998 Non-Employee Directors Stock Plan

Gentlemen:

       I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by SMTEK International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of an additional 150,000 shares of common stock of the Company, par value $.01 per share ("Common Stock"), which may be issued under the SMTEK International, Inc. Amended and Restated 1998 Non-Employee Directors Stock Plan (the "Plan"), permitting an aggregate of 200,000 shares of Common Stock that may be issued under the Plan.
       For purposes of rendering this opinion, I have made such legal and factual examinations as I have deemed necessary under the circumstances and, as part of such examination, I have examined, among other things, originals and copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me.
       On the basis of and in reliance upon the foregoing, I am of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, the Common
Stock, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable, subject, as to enforcement, to (i) bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application, including without limitation, statutory or other laws regarding fraudulent or preferential transfers, relating to, limiting or affecting the enforcement of creditor's rights generally, and (ii) the effect of general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Plan and upon the availability of injunctive relief or other equitable remedies and the application of principles or equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors rights generally.
       I hereby consent to the filing of this opinion as an exhibit of the Registration Statement.

                               Very truly yours,

                              /s/ Mitchell J. Freedman
                              -------------------------
                              Mitchell J. Freedman, Esq.
                              General Counsel, SMTEK International, Inc.